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                               GENERAL PROVISIONS
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ASSIGNMENT.  The Owner may assign this contract  before the Income Date, but the
Company will not be bound by an assignment unless it is in writing and has been received by the Company. The assignment will be effective as of the date the appropriate form was signed. We assume no responsibility for the validity or tax consequences of any assignment. If the contract is issued pursuant to a Qualified Plan, it may not be assigned, pledged or otherwise transferred, except as may be allowed under the Plan. If the Owner makes an assignment, the Owner may have to pay income tax.

BENEFICIARY. The beneficiary is as named in the application unless later changed by the Owner. If two or more persons are named, those surviving the Owner will share equally unless otherwise stated. If there are no surviving beneficiaries at the death of the Owner, the death benefit will be paid to the estate of the Owner.

The Owner may change the beneficiary by written notice in a form satisfactory to the Company. The change will occur on the date We receive the notice. The change will be effective as of the date the appropriate form was signed.

CONFORMITY WITH STATE LAWS. This contract will be interpreted under the laws of the State of New York when it is issued. Any provision which, on the Issue Date, is in conflict with New York law, is amended to conform to the minimum requirements of such law.

CONTRACT MAINTENANCE CHARGE. An annual contract maintenance charge of no more than $30 is charged against each contract. This charge reimburses the Company for expenses incurred in establishing and maintaining records relating to a contract. The contract maintenance charge will be assessed on each anniversary of the Issue Date that occurs on or prior to the Income Date. In the event that a total withdrawal is made, the contract maintenance charge will be assessed as of the date of withdrawal without proration. The total contract maintenance charge is allocated between the Portfolio(s) and the Guaranteed Period(s) in proportion to the respective Contract Values similarly allocated.

ENTIRE CONTRACT. This contract was issued in consideration of Your application and payment of the initial Premium. All of its pages, the application, a copy of which is attached at issue, and all endorsements, amendments and attached riders make up the entire contract.

MINIMUM BENEFITS. For any paid up Annuity option, cash value or death benefit, the amount available under this contract will not be less than the minimum requirements of the state where this contract was delivered.

MISSTATEMENT OF AGE. If the age of the Annuitant has been misstated, the benefits will be those which the premiums paid would have purchased at the correct age. Any underpayments or overpayments will be adjusted immediately by the Company, using an interest rate of 6% either as a credit to or charge against the next succeeding payment by the Company.

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                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------
MODIFICATION OF CONTRACT. Any change or waiver of the provisions of this Contract must be in writing and signed by the President, a Vice President, the Secretary or Assistant Secretary of the Company. No agent has authority to change or waive any provisions of this contract. The Company reserves the right to change or modify the contract without prior consent or notice if federal or state law requires Us to do so. Any such modifications will be subject to the New York State Insurance Department's prior approval.

NONPARTICIPATING. This contract does not share in Our surplus or earnings.

PREMIUMS. Premiums are flexible. This means that the Owner may change the amounts, frequency or timing of Premiums. The initial Premium must be at least $5,000 for Non-Qualified Contracts and $2,000 for Qualified Contracts. Subsequent Premiums must be at least $500 ($50 if made in connection with an automatic payment plan). The Company reserves the right to refuse total Premiums under this contract in excess of $1,000,000 without prior approval from the Company. The Company may waive minimum Premium amounts.

Premiums may be allocated among one or more of the Guaranteed Periods and one or more of the Portfolios. Such election may be made in any percent from 0% to 100% in whole percentages. The minimum that may be allocated to a Guaranteed Period or a Portfolio under this contract is $100.

Just like initial Premiums, Owners making subsequent Premium payments should specify how they want their Premiums allocated. Otherwise, the Company will automatically process the Premium based on the most recent allocation on record with the Company.

PREMIUM TAXES. The Company may deduct from the Contract Value any Premium taxes or other taxes payable to a state or other government entity. Should we advance any amount due, we are not waiving any right to collect such amounts at a later date. We will deduct any withholding taxes required by applicable law.

PROOF OF AGE OR SURVIVAL. The Company may require satisfactory proof of correct age at any time. If any payment under this contract depends on the Annuitant, Owner, or beneficiary being alive, the Company may require satisfactory proof of survival.

SEPARATE ACCOUNT. The Separate Account is a separate investment account of the Company but is subject to the laws of New York state. It is shown on the contract data page. The assets of the Separate Account are the property of the Company. However, they are not credited with earnings or chargeable with liabilities arising out of any other business the Company may conduct. Each Portfolio is not chargeable with liabilities arising out of any other Portfolio.

SUSPENSION OR DEFERRAL OF PAYMENTS. We may suspend or postpone any payments from the contract if any of the following occur:
a)       The New York Stock Exchange is closed;
b)       Trading on the New York Stock Exchange is restricted;
c) An emergency exists such that it is not reasonably practical to dispose of securities in the Separate Account or to determine the value of its assets; or
d) The Securities and Exchange Commission, by order, so permits for the protection of security holders.

This provision will only apply to the Separate Account funds.

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                             TABLE OF INCOME OPTIONS
--------------------------------------------------------------------------------
The following table is for a contract whose net proceeds are $1,000, and will apply pro rata to the amount payable under this Contract.

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  UNDER OPTION 4                                      MONTHLY INSTALLMENT UNDER OPTIONS 1 or 3
---------------------------------------------------------------------------------------------------------------------------------
   No. of    Monthly           No. of Mos. Certain               No. of Mos. Certain                    No. of Mos. Certain
  Monthly   Install-
  Install-    ments  Age of                           Age of                              Age of
   ments              Payee                           Payee                               Payee
                               Life    120     240               Life     120     240                Life       120       240
    60       17.95     40      3.53    3.52   3.50      60       4.97     4.88    4.57      80       10.23      8.11      5.49
    72       15.17     41      3.57    3.56   3.53      61       5.10     4.99    4.64      81       10.77      8.29      5.50
    84       13.19     42      3.62    3.61   3.57      62       5.23     5.11    4.71      82       11.33      8.45      5.50
    96       11.71     43      3.67    3.66   3.61      63       5.37     5.23    4.78      83       11.95      8.61      5.51
   108       10.56     44      3.72    3.71   3.66      64       5.52     5.36    4.85      84       12.61      8.74      5.51
   120        9.64     45      3.77    3.75   3.70      65       5.68     5.49    4.91      85       13.31      8.88      5.52
   132        8.89     46      3.82    3.80   3.75      66       5.86     5.63    4.98      86       14.07      8.99      5.52
   144        8.26     47      3.89    3.86   3.79      67       6.04     5.79    5.04      87       14.87      9.10      5.52
   156        7.73     48      3.94    3.92   3.84      68       6.23     5.93    5.10      88       15.73      9.18      5.52
   168        7.28     49      4.00    3.98   3.90      69       6.45     6.10    5.16      89       16.65      9.26      5.52
   180        6.88     50      4.07    4.04   3.95      70       6.68     6.27    5.20      90       17.61      9.34      5.52
   192        6.55     51      4.14    4.10   4.00      71       6.92     6.44    5.25
   204        6.25     52      4.21    4.18   4.06      72       7.20     6.62    5.30
   216        5.97     53      4.29    4.25   4.11      73       7.48     6.80    5.34
   228        5.74     54      4.37    4.32   4.18      74       7.79     6.99    5.37
   240        5.52     55      4.46    4.41   4.24      75       8.13     7.19    5.40
   252        5.34     56      4.54    4.49   4.30      76       8.48     7.37    5.42
   264        5.16     57      4.65    4.57   4.37      77       8.87     7.56    5.45
   276        5.00     58      4.74    4.67   4.44      78       9.30     7.75    5.46
   288        4.86     59      4.86    4.77   4.50      79       9.74     7.94    5.48
   300        4.72
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

NOTE: The table calculations under Option 2 are available from the Company upon request.